Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333‑159930, 333-156086, 333-132551, 333-146376, 333-177900, and 333-189262) on Form S-8 and on Form S-3 (Nos. 333-193660, 333-203549, 333-207166, 333-208379 and 333-219641) of EXCO Resources, Inc. (the "Company") of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our reports dated January 23, 2018, January 10, 2017, and January 21, 2016, in the Annual Report on Form 10-K for the year ended December 31, 2017, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III
By:
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 15, 2018

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.